Exhibit 99.1

News Release

Graham Corporation ◆ 20 Florence Avenue ◆ Batavia, NY 14020

IMMEDIATE RELEASE

GRAHAM CORPORATION EXECUTING TO PLAN AND DELIVERS $39.9 MILLION IN REVENUE FOR THIRD QUARTER FISCAL 2023

•	THIRD QUARTER SALES INCREASED 39%, OR $11.1 MILLION, TO $39.9 MILLION OVER PRIOR-YEAR PERIOD REFLECTING SOLID EXECUTION ON STRONG DEMAND FROM DEFENSE, REFINING AFTERMARKET AND SPACE MARKETS

•	SHIPPED FOURTH FIRST ARTICLE UNIT TO U.S. NAVY AND REMAIN ON SCHEDULE TO DELIVER REMAINING FIRST ARTICLE UNITS BY THE END OF THE SECOND QUARTER OF FISCAL 2024

•	ACHIEVED NET INCOME OF $368 THOUSAND, OR $0.03 ON A PER DILUTED SHARE BASIS

•	STRONG CASH GENERATION IN QUARTER OF $9 MILLION INCLUDED CUSTOMER DEPOSITS RECEIVED FOR MATERIALS ON LARGE DEFENSE PROJECTS

•	REDUCED DEBT BY $5 MILLION; BANK LEVERAGE RATIO DOWN TO 2.5X DEBT TO ADJUSTED EBITDA*

•	RAISING FISCAL 2023 REVENUE GUIDANCE TO $145 MILLION TO $155 MILLION AND TIGHTENING ADJUSTED EBITDA* RANGE TO BETWEEN $7.5 MILLION AND $8.5 MILLION

•	REMAIN ON TRACK TO REACH STRATEGIC GOALS OF $200 MILLION IN REVENUE AND 10% TO 15% ADJUSTED EBITDA* IN 2027

BATAVIA, NY, February 6, 2023 – Graham Corporation (NYSE: GHM) (“GHM” or the “Company”), a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy and process industries, today reported financial results for its third quarter and nine-month period ended December 31, 2022 (“third quarter fiscal 2023”).

Daniel J. Thoren, President and CEO, commented, “Our third quarter results reflect solid execution and demonstrate continual steady progress as we increase our sales and improve profitability. We have built a strong backlog of defense business, as we strengthen our position in commercial aftermarket and increase our presence in the growing space industry. We believe we are also now better prepared to take advantage of a rebound in demand from our commercial refining and petrochemical markets. Importantly, our operations are finding a rhythm to deliver to plan while we expand in areas where we expect more growth.”

He added, “While orders in the quarter of $20 million were soft, we believe it is primarily due to timing and a reflection of the general ebb and flow of large projects being released. The trailing twelve-month orders of $175.5 million and 114% book-to-bill ratio are a better representation of our growth and future potential. This is especially true given the large value of repeat orders we have received for critical U.S. Navy projects which we believe validates our position as a key supplier for the defense industry.”

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Graham Corporation Executing To Plan And Delivers $39.9 Million In Revenue For Third Quarter Fiscal 2023

February 6, 2023

THIRD QUARTER FISCAL 2023 FINANCIAL RESULTS REVIEW

(All comparisons are with the same prior-year period unless noted otherwise.)

($ in millions except per share data)	Q3 FY23	Q3 FY22	$ Change
Net sales	$39.9	$28.8	$11.1
Gross profit	$6.2	$0.6	$5.6
Gross margin	15.6%	1.9%
Operating income	$0.7	$(4.6)	$5.3
Operating margin	1.7%	(15.9% )
Net income (loss)	$0.4	$(3.7)	$4.1
Diluted earnings (loss) per share	$0.03	$(0.35)	$0.38
Adjusted net income (loss)*	$0.9	$(2.9)	$3.8
Adjusted diluted earnings (loss) per share*	$0.08	$(0.27)	$0.35
Adjusted EBITDA*	$2.2	$(2.6)	$4.8
Adjusted EBITDA margin*	5.6%	(9.0% )

*

Graham Corporation believes that adjusted EBITDA (defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses (income), and other unusual/nonrecurring expenses), and adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, GHM’s credit facility also contains ratios based on adjusted EBITDA as defined in the lending agreement. GHM also believes that adjusted diluted earnings (loss) per share, which excludes intangible amortization, other costs related to the acquisition, and other unusual/nonrecurring (income) expenses, provides a better representation of the cash earnings of the Company. See the attached tables and other information on pages 10 and 11 for important disclosures regarding GHM’s use of adjusted EBITDA, adjusted EBITDA margin and adjusted diluted earnings (loss) per share, as well as the reconciliation of net income (loss) to adjusted EBITDA and diluted earnings (loss) per share.

SALES (see supplemental financial information for detail of sales by industry and region)

•

Overall year-over-year growth in the quarter of $11.1 million represents a 39% increase over the prior-year period. Revenue in last year’s third quarter was impacted by challenges with execution on first article U.S. Navy projects.

•	Defense revenue grew $5.1 million reflecting achievement of project milestones, as well as improved execution on large contracts.

•	Refining revenue was up $2.5 million driven by higher aftermarket sales as the Company proactively works to drive demand.

•	Space revenue grew $2.1 million from increased demand.

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Graham Corporation Executing To Plan And Delivers $39.9 Million In Revenue For Third Quarter Fiscal 2023

February 6, 2023

PROFITS AND MARGINS

•

Gross profit and margin improved significantly over the prior-year period which had been impacted by higher-than-expected costs related to execution challenges with first article U.S. Navy projects and related labor and material cost overruns in GHM’s heat transfer business. Year-over-year profit and margin expansion was the result of an improved mix of sales related to higher margin projects, as well as better execution and pricing on defense contracts. Sequentially, gross profit improved 18% on a 5% increase in revenue as a result of continued improvement in execution, mix, and better overhead absorption with higher volume. Margin continues to reflect lower margin orders received several years ago from the U.S. Navy that are expected to be completed by the end of the second quarter of fiscal 2024.

•

Selling, general and administrative (“SG&A”) expense, excluding intangible amortization, was $5.3 million, up 12% or approximately $555,000. SG&A expense as a percentage of sales improved to 13.3% compared with 16.4% in the comparable period in fiscal 2022.

NET INCOME AND ADJUSTED EBITDA

•	Net Income was $368 thousand in the quarter, or $0.03 per diluted share.

•

Adjusted EBITDA of $2.2 million in the quarter grew $4.8 million versus the loss in the prior-year period. The improvement was driven by increased sales, improved execution, and strong cost discipline. The Company is strategically focused on expanding its EBITDA margins with a 2027 goal of 10% to 15%.

CASH MANAGEMENT AND BALANCE SHEET

•

Capital expenditures were $1.2 million in the quarter and $2.4 million for the nine-month period. The Company continues to expect capital expenditures to be approximately $3 million to $4 million for fiscal 2023.

•	Cash flow from operations during the fiscal 2023 third quarter were $9.3 million and reflects $8.0 million of customer deposits for materials required for defense contracts.

•	Total debt at the end of the quarter was $14.2 million, down from $18.4 million at March 31, 2022 and $19.1 million at September 30, 2022.

Christopher J. Thome, Vice President-Finance and CFO, noted, “We are focused on generating cash to reduce debt and invest in organic growth opportunities. In fact, we further strengthened our balance sheet and enhanced our financial flexibility in the quarter with a $5 million reduction in debt.”

ORDERS AND BACKLOG (See supplemental information filed with the Securities and Exchange Commission on Form 8-K and provided on the Company’s website for a further breakdown of orders and backlog by industry.)

($ in millions)

	Q1 22	Q2 22	Q3 22	Q4 22	FY22	Q1 23	Q2 23	Q3 23
Orders	$20.9	$31.4	$68.0	$23.7	$143.9	$40.3	$91.5	$20.0
Backlog	$235.9	$233.2	$272.6	$256.5	$256.5	$260.7	$313.3	$293.7

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Graham Corporation Executing To Plan And Delivers $39.9 Million In Revenue For Third Quarter Fiscal 2023

February 6, 2023

Orders for the fiscal 2023 third quarter were down $48.0 million, or 71%, to $20.0 million primarily as a result of timing related to large value contracts. For the nine-month period, orders were $151.9 million and the book-to-bill ratio was 133%.

•

Defense industry orders of $7.8 million were down due to variability in timing of large contracts. Defense backlog was $234.5 million at the end of the third quarter and is expected to ship over the next three to four years.

•

While total refining orders of $3.8 million declined $4.6 million year-over-year, commercial aftermarket demand was up 6%. The Company believes commercial aftermarket demand is a leading indicator of demand and potential future capital market investments by its customers.

•	Space orders of $1.6 million declined $1.3 million year-over-year as a result of variability in timing of project orders.

Backlog of $293.7 million increased 8% compared with the prior-year period. Approximately 40% to 50% of this backlog is expected to convert to sales over the next twelve months and another 20% to 30% is expected to convert in the following twelve months. The remaining backlog is expected to convert beyond the next two years and is for the defense industry, specifically the U.S. Navy.

Backlog by industry on December 31, 2022, was as follows:

•	80% for defense projects

•	9% for refinery projects

•	4% for chemical/petrochemical projects

•	4% for space projects

•	3% for other industrial applications

FISCAL 2023 OUTLOOK

GHM updated its guidance for fiscal 2023 as follows:

(as of February 6, 2023)	Updated Guidance	Previous Guidance
Revenue	$145 million to $155 million	$135 million to $150 million
Gross margin	~16%	16% to 17%
SG&A expense(1)	~15% of sales	15% to 16% of sales
Adjusted EBITDA(2)	$7.5 million to $8.5 million	$6.5 million to $9.5 million
Effective tax rate	~23%	21% to 22%
Capital expenditures	$3 million – $4 million	$3 million – $4 million

(1)	SG&A expense as a % of sales includes amortization expense
(2)	See “Forward-Looking Non-GAAP Measures” below for additional information about this non-GAAP measure.

WEBCAST AND CONFERENCE CALL

GHM’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time (“ET”) to review its financial condition and operating results for the third quarter fiscal 2023, as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on GHM’s investor relations website.

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Graham Corporation Executing To Plan And Delivers $39.9 Million In Revenue For Third Quarter Fiscal 2023

February 6, 2023

A question-and-answer session will follow the formal presentation. GHM’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored from the events section of GHM’s investor relations website.

A telephonic replay will be available from 2:00 p.m. ET on the day of the teleconference through Monday, February 13, 2023 at 11:59 p.m. ET. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13735007 or access the webcast replay via the Company’s website at https://ir.grahamcorp.com, where a transcript will also be posted once available.

ABOUT GRAHAM CORPORATION

GHM is a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy and process industries. The Graham Manufacturing and Barber-Nichols’ global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenic pumps and turbomachinery technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems.

Graham Corporation routinely posts news and other important information on its website, www.grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “outlook,” “anticipates,” “believes,” “could,” “guidance,” “should,” ”may”, “will,” “plan” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, profitability of future projects and the business, its ability to deliver to plan, its ability to meet customers’ shipment and delivery expectations, the future impact of low margin defense projects and related cost overruns, expected expansion and growth opportunities within its domestic and international markets, anticipated sales, revenues, adjusted EBITDA, adjusted EBITDA margins, capital expenditures and SG&A expenses, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness and productivity, customer preferences, changes in market conditions in the industries in which it operates, the effect on its business of volatility in commodities prices, including, but not limited to, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition and growth strategy, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission (the “SEC”), included under the heading entitled “Risk Factors”, and in other reports filed with the SEC.

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any

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Graham Corporation Executing To Plan And Delivers $39.9 Million In Revenue For Third Quarter Fiscal 2023

February 6, 2023

obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Forward-Looking Non-GAAP Measures

Forward looking adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2023 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end, and year-end adjustments. Any variation between the Company’s actual results and preliminary financial estimates set forth above may be material.

For more information, contact:

Christopher J. Thome	Deborah K. Pawlowski
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Executing To Plan And Delivers $39.9 Million In Revenue For Third Quarter Fiscal 2023

February 6, 2023

Graham Corporation

Consolidated Statements of Operations – Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended December 31,				Nine Months Ended December 31,
	2022	2021	% Change		2022	2021	% Change
Net sales	$39,873	$28,774	39%		$114,091	$83,077	37%
Cost of products sold	33,646	28,213	19%		95,840	78,159	23%

Gross profit	6,227	561	NA		18,251	4,918	NA
Gross margin	15.6%	1.9%			16.0%	5.9%
Other expenses and income:
Selling, general and administrative	5,284	4,729	12%		15,828	14,534	9%
Selling, general and administrative – amortization	274	274	0%		821	639	28%
Other operating expense (income), net	—	140	(100%	)	—	(962)	(100%	)

Operating profit (loss)	669	(4,582)	NA		1,602	(9,293)	NA

Operating margin	1.7%	(15.9% )			1.4%	-11.2%
Other income, net	(63)	(111)	(43%	)	(188)	(416)	(55%	)
Interest income	(39)	(12)	225%		(71)	(43)	65%
Interest expense	333	132	152%		768	300	156%

Income (loss) before provision (benefit) for income taxes	438	(4,591)	NA		1,093	(9,134)	NA
Provision (benefit) for income taxes	70	(861)	NA		245	(1,786)	NA

Net income (loss)	$368	$(3,730)	NA		$848	$(7,348)	NA

Per share data:
Basic:
Net income (loss)	$0.03	$(0.35)	NA		$0.08	$(0.70)	NA

Diluted:
Net income (loss)	$0.03	$(0.35)	NA		$0.08	$(0.70)	NA

Weighted average common shares outstanding:
Basic	10,611	10,638			10,613	10,507
Diluted	10,660	10,638			10,632	10,507
Dividends declared per share	$0.00	$0.11			$0.00	$0.33

N/A:  Not Applicable

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Graham Corporation Executing To Plan And Delivers $39.9 Million In Revenue For Third Quarter Fiscal 2023

February 6, 2023

Graham Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	(unaudited) December 31, 2022	March 31, 2022
Assets
Current assets:
Cash and cash equivalents	$17,215	$14,741
Trade accounts receivable, net of allowances ($71 and $87 at December 31 and March 31, 2022, respectively)	35,019	27,645
Unbilled revenue	33,509	25,570
Inventories	24,077	17,414
Prepaid expenses and other current assets	1,899	1,391
Income taxes receivable	590	459

Total current assets	112,309	87,220
Property, plant and equipment, net	25,248	24,884
Prepaid pension asset	7,547	7,058
Operating lease assets	8,530	8,394
Goodwill	23,523	23,523
Customer relationships, net	10,866	11,308
Technology and technical know-how, net	9,300	9,679
Other intangible assets, net	7,955	8,990
Deferred income tax asset	2,212	2,441
Other assets	167	194

Total assets	$207,657	$183,691

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2,000	$2,000
Current portion of finance lease obligations	17	23
Accounts payable	22,532	16,662
Accrued compensation	10,823	7,991
Accrued expenses and other current liabilities	5,204	6,047
Customer deposits	44,300	25,644
Operating lease liabilities	1,008	1,057
Income taxes payable	27	—

Total current liabilities	85,911	59,424
Long-term debt	12,184	16,378
Finance lease obligations	—	11
Operating lease liabilities	7,759	7,460
Deferred income tax liability	127	62
Accrued pension and postretirement benefit liabilities	1,665	1,666
Other long-term liabilities	2,115	2,196

Total liabilities	109,761	87,197

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 10,758 and 10,801 shares issued and 10,611 and 10,636 shares outstanding at December 31 and March 31, 2022, respectively	1,076	1,080
Capital in excess of par value	28,119	27,770
Retained earnings	77,924	77,076
Accumulated other comprehensive loss	(6,597)	(6,471)
Treasury stock (147 and 164 shares at December 31 and March 31, 2022, respectively)	(2,626)	(2,961)

Total stockholders’ equity	97,896	96,494

Total liabilities and stockholders’ equity	$207,657	$183,691

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Graham Corporation Executing To Plan And Delivers $39.9 Million In Revenue For Third Quarter Fiscal 2023

February 6, 2023

Graham Corporation

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Nine Months Ended December 31,
	2022	2021
Operating activities:
Net income (loss)	$848	$(7,348)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	2,611	2,232
Amortization	1,857	1,765
Amortization of actuarial losses	504	725
Amortization of debt issuance costs	153	—
Equity-based compensation expense	582	599
Gain on disposal or sale of property, plant and equipment	—	22
Change in fair value of contingent consideration	—	(1,900)
Deferred income taxes	232	152
(Increase) decrease in operating assets:
Accounts receivable	(7,755)	(10,964)
Unbilled revenue	(8,082)	2,186
Inventories	(6,801)	579
Prepaid expenses and other current and non-current assets	(500)	(933)
Income taxes receivable	(137)	(3,423)
Operating lease assets	913	744
Prepaid pension asset	(488)	(905)
Increase (decrease) in operating liabilities:
Accounts payable	5,511	(6,058)
Accrued compensation, accrued expenses and other current and non-current liabilities	2,116	465
Customer deposits	18,776	7,553
Operating lease liabilities	(802)	(663)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(592)	620

Net cash provided (used) by operating activities	8,946	(14,552)

Investing activities:
Purchase of property, plant and equipment	(2,394)	(1,909)
Redemption of investments at maturity	—	5,500
Acquisition of Barber-Nichols, LLC	—	(59,563)

Net cash used by investing activities	(2,394)	(55,972)

Financing activities:
Borrowings of short-term debt obligations	5,000	9,750
Principal repayments on debt	(8,517)	(1,015)
Proceeds from the issuance of debt	—	20,000
Repayments on lease financing obligations	(205)	(157)
Payment of debt issuance costs	(122)	(150)
Dividends paid	—	(3,524)
Purchase of treasury stock	(22)	(41)

Net cash (used) provided by financing activities	(3,866)	24,863

Effect of exchange rate changes on cash	(212)	120

Net increase (decrease) in cash and cash equivalents	2,474	(45,541)
Cash and cash equivalents at beginning of period	14,741	59,532

Cash and cash equivalents at end of period	$17,215	$13,991

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Graham Corporation Executing To Plan And Delivers $39.9 Million In Revenue For Third Quarter Fiscal 2023

February 6, 2023

Graham Corporation

Adjusted EBITDA Reconciliation – Unaudited

($ in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$368	$(3,730)	$848	$(7,348)
Acquisition related inventory step-up expense	—	27	—	68
Acquisition & integration costs	—	111	54	373
Change in fair value of contingent consideration	—	—	—	(1,900)
CEO and CFO transition costs	—	140	—	938
Debt amendment costs	—	—	194	—
Net interest expense	294	120	697	257
Income taxes	70	(861)	245	(1,786)
Depreciation & amortization	1,506	1,589	4,468	3,997

Adjusted EBITDA	$2,238	$(2,604)	$6,506	$(5,401)

Adjusted EBITDA margin %	5.6%	(9.0% )	5.7%	(6.5% )

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share

Reconciliation – Unaudited

($ in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$368	$(3,730)	$848	$(7,348)
Acquisition related inventory step-up expense	—	27	—	68
Acquisition & integration costs	—	111	54	373
Amortization of intangible assets	619	756	1,857	1,765
Change in fair value of contingent consideration	—	—	—	(1,900)
CEO and CFO transition costs	—	140	—	938
Debt amendment costs	—	—	194	—
Normalize tax rate(1)	(130)	(207)	(442)	(249)

Adjusted net income (loss)	$857	$(2,903)	$2,511	$(6,353)

GAAP diluted earnings (loss) per share	$0.03	$(0.35)	$0.08	$(0.70)
Adjusted diluted earnings (loss) per share	$0.08	$(0.27)	$0.24	$(0.60)
Diluted weighted average common shares outstanding	10,660	10,638	10,632	10,507

(1)	Applies a normalized tax rate to non-GAAP adjustments, which are pre-tax, based upon the full year expected effective tax rate.

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Graham Corporation Executing To Plan And Delivers $39.9 Million In Revenue For Third Quarter Fiscal 2023

February 6, 2023

Non-GAAP Financial Measures

Adjusted EBITDA is defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, and other unusual/nonrecurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham Corporation believes that providing non-GAAP information, such as Adjusted EBITDA and Adjusted EBITDA margin, is important for investors and other readers of GHM’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, GHM’s credit facility also contains ratios based on EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income (loss) and adjusted diluted earnings (loss) per share are not measures determined in accordance with GAAP and may not be comparable with the measures used by other companies. Nevertheless, GHM believes that providing non-GAAP information, such as adjusted net income and adjusted diluted earnings (loss) per share, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current fiscal year’s net income (loss) and diluted earnings (loss) per share to the historical periods’ net income (loss) and diluted earnings (loss) per share. GHM also believes that adjusted earnings (loss) per share, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

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